The Rubicon Project, Inc. S-4

Exhibit 99.1

CONSENT OF NEEDHAM & COMPANY, LLC

We hereby consent to the inclusion in the Registration Statement of The Rubicon Project, Inc. on Form S-4 and in the joint proxy statement/prospectus of The Rubicon Project, Inc. and Telaria, Inc., which is part of the Registration Statement, of our opinion dated December 18, 2019 to the Board of Directors of The Rubicon Project, Inc. attached as Annex E to such joint proxy statement/prospectus and to the references to our opinion and our name under the captions “Summary—Opinion of Rubicon Project’s Financial Advisor,” “The Merger—Background of the Merger,” “The Merger—Reasons for the Merger,” “The Merger—Opinion of Rubicon Project’s Financial Advisor” and “The Merger—Certain Unaudited Prospective Financial Information Prepared by Rubicon Project or Used at Rubicon Project’s Direction.” In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission promulgated thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Needham & Company, LLC

January 30 , 2020